EXHIBIT 99.1

JOINDER TO JOINT FILING AGREEMENT

The undersigned hereby agrees to join and be a party to the Joint Filing Agreement by and among SoDak Offerings IV, LLC, Roland W. Gentner and Robert O. Mayer dated December 3, 2014, as amended and restated on January 27, 2015 (the “Joint Filing Agreement”). In accordance with Rule 13d-1(k)(1) and Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agrees to the joint filing, along with SoDak Offerings IV, LLC, Roland W. Gentner and Robert O. Mayer, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D and any filings required under Section 16 of the Exchange Act (including amendments thereto) with respect to the common stock of The Grilled Cheese Truck, Inc., and that this agreement be included as an Exhibit to such joint filings.

The undersigned further agrees that it is responsible for the timely filing of such statement on Schedule 13D and such filings under Section 16 of the Exchange Act (including any and all amendments thereto), and for the accuracy and completeness of the information concerning itself contained therein. However, the undersigned is not responsible for the accuracy of completeness of the information concerning any other party to the Joint Filing Agreement, unless the undersigned knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of this 27th day of January, 2015.

SODAK OFFERINGS, LLC

By:	/s/ Robert O. Mayer
Robert O. Mayer, Investment Manager